Exhibit 4.7

[Official emblem of the State of Israel]

Permit to Control Bezeq The Israel Telecommunications Corporation Ltd.
Granted to Companies in the Eurocom Group

By the authority vested in me under Section 4d of the Communications Law (Telecommunications and Broadcasts), 5742-1982 (the "Communications Law") and pursuant to Section 3 of the Communications Order (Telecommunication and Broadcasts) (Determination of Essential Service Provided by Bezeq The Israeli Telecommunications Corporation Ltd.), 5757-1997 (the "Communications Order"), and after reviewing the Request, as defined in Section 1 below, we hereby grant the companies set forth below, in addition to recipients of the Control Permit for Individuals, authorization to jointly hold the means of control in Bezeq The Israel Telecommunications Corporation Ltd ("Bezeq"), to jointly control Bezeq and to encumber the means of control in Bezeq, subject to the provisions of this Permit:

1.	B. Communications (SP2) Ltd., Private Company No. 51-440539-8 ("B. Communications 2");

2.	B. Communications (SP1) Ltd., Private Company No. 51-440541-4;

3.	B. Communications Ltd., Public Company No. 51-283274-2 ("012 Smile");

4.	Internet Gold – Golden Lines Ltd., Public Company No. 52-004426-4 ("Internet Gold");

5.	Eurocom Communications Ltd., Private Company No. 51-082316-4;

6.	Eurocom Holdings (1979) Ltd., Private Company No. 51-083327-0;

7.	Eurocom Assets Holdings Ltd., Private Company No. 51-371049-1;

8.	Eurocom Assets Ltd., Private Company No. 51-370976-6;

9.	Eurocom Technologies Management (2005) Ltd., Private Company No. 51-370974-1;

10.	Eurocom Communication Holdings (2005) Ltd., Private Company 51-370978-2.

(hereinafter, jointly and severally, "Permit Holder").

1.	Definitions

1.1.	In this Permit –

"Request"	-
Request for authorization to hold means of control in Bezeq, to control Bezeq and to encumber the means of control of Bezeq, in the form of the questionnaires submitted by 012 Smile and B. Communications 2 pursuant to the Communications Order, including the documents attached to the questionnaires and any other document or information provided with respect to the Request;

"Lending Parties"	-
Bank Hapoalim Ltd., Bank Leumi Le-Yisrael Ltd., Israel Discount Bank Ltd., Mizrachi Tefahot Bank Ltd., HSBC Bank Plc., First International Bank of Israel Ltd., Union Bank of Israel Ltd., Makefet Fund Pension and Provident Center - AS Ltd. (under special management), Hadassa Employees Pension Fund Ltd. (under special management), Mivtachim The Workers Social Insurance Fund Ltd. (under special management), "Egged" Members Pension Fund Ltd. (under special management), Central Benefits Fund of Histadrut Employees Ltd. (under special management), Poalim (Romema) Trustees Ltd. and Bank Hapoalim Ltd., in its capacity as Security Trustee;

"Financing Parties"	-	The Lending Parties, with the exception of Poalim (Romema) Trustees Ltd. and Bank Hapoalim Ltd. in its capacity as Security Trustee;

"Control Permit for Individuals"	-	Permit to control and hold the means of control in Bezeq issued on April 11, 2010, to Mr. Shaul Elovitch and Mr. Yosef Elovitch (the permit is attached hereto as Appendix A);

"Lien Permit"	-
Permit to encumber the means of control in Bezeq and B. Communications 2, which was issued to the Lending Parties on April 4, 2010 (the "Lien Permit") (the Lien Permit is attached hereto as Appendix B);

"Credit Agreement"	-	Agreement for the provision of credit dated February 11, 2010, between B. Communications 2 and the Financing Parties;

"Minimum Rate"	-	30% of any type of means of control in Bezeq;

"Ministers"	-	The Prime Minister and the Minister of Communications.

1.2.
The remaining terms in this Permit which have not been defined above shall have the meaning ascribed to them in the Communications Law, Communications Order or the Interpretation Law, 5741-1981, unless otherwise indicated by the language or context.

2.	General

2.1.
This Permit is granted in reliance on, and its validity is conditional upon the fact that the Ministers have been provided correct information regarding the details pertaining to each of the companies comprising part of the Permit Holder, with respect to the Request and as set forth herein.

2.2.
Subject to the provisions of Sections 4.3 and 4.4 below, this Permit is granted subject to and as long as B. Communications 2 is controlled, including pursuant to the Agreement, exclusively by the other companies ("Other Companies" – B. Communications 1, 012 Smile, Internet Gold, Eurocom Communications Ltd., Eurocom Holdings (1979) Ltd., Eurocom Assets Holdings Ltd., Eurocom Assets Ltd., Eurocom Technologies Management (2005) Ltd., Eurocom Communication Holdings (2005) Ltd.) comprising part of the Permit Holder or the Holder of the Control Permit for Individuals, as set forth in the Request. The chains of ownership attached to the Request are attached hereto as Appendix C, and constitute an integral part hereof.

2.3.
This Permit is subject to the provisions of the Communications Law and the Communications Order, as may be in effect from time to time. Nothing in the provisions of the Permit derogates from the provisions of any law, including with respect to the authority of the Ministers and the Director General of the Ministry of Communications pursuant to the Communications Law, Communications Order and the Control Permit for Individuals. It is hereby clarified that nothing in this Permit derogates from the obligation to obtain a permit for other actions provided in the Communications Law or the Communications Order or under applicable law.

2.4.	The Permit Holder undertakes to comply with the provisions of the Communications Law, Communications Order and the provisions thereunder.

2.5.	Nothing in this Permit derogates from the Permit Holder's duty to receive authorization pursuant to applicable law, to the extent required.

2.6.	This Permit is granted to the Permit Holder exclusively in accordance with the control structure therein, as set forth in the Request on the basis of which this Permit was granted.

3.	Reporting

3.1.
Each of the companies comprising part of the Permit Holder is required to report to the Ministers regarding changes to details provided in the Request or, as required by the Ministers, additional details pertaining thereto, in accordance with the provisions of the Communication Law and the provisions pursuant thereto, as soon as possible after becoming aware of the change and no later than the commencement of the first quarter following the occurrence of such change.

3.2.
Without derogating from the generality of the foregoing, B. Communications 2 shall report to the Ministers regarding changes in the composition of the Board of Directors of the Company compared with the Board of Directors composition provided in the Request or the report, as set forth in this Section below:

(a)	Changes in the composition of the Board of Directors – every six months;

(b)	Changes in half of the composition of the Board of Directors or more – within 30 days of the change.

3.3.
The companies enumerated in Sections 3-4 comprising part of the Permit Holder shall be required to report to the Ministers regarding a holder of means of control in such companies which constitute exceptional shareholdings, immediately upon becoming aware thereof.

3.4.
The companies enumerated in Sections 3-4 of the Permit Holder shall be required to report to the Ministers in the event a shareholder in any such company becomes an interested party and regarding changes of one percent or more in the interested party's shareholdings in each of the foregoing, within 48 hours of becoming aware of such change.

3.5.	The failure to make a report, as set forth in Sections 3.3 and 3.4 above shall constitute a breach of the terms of the Permit and grounds for revocation of the Permit.

4.	Authorization to Control and Hold Means of Control

4.1.
As of the date of granting of this Permit, the companies comprising the Permit Holder may be controlling shareholders of Bezeq (hereinafter in this Permit, "Controlling Shareholders"), subject to satisfaction of the provisions of the Communications Law and the Communications Order applying to them as Controlling Shareholders, as aforementioned.  For such purpose, and subject to the provisions of Section 3(a3) of the Communications Order, the Controlling Shareholders, by means of B. Communications, must hold means of control in Bezeq that shall not be less than the Minimum Rate. For the avoidance of doubt, it is hereby clarified that this Permit does not constitute a permit under Section 3(b3) of the Communications Order for the purchase of shares by way of a full tender offer.

4.2.
B. Communications 2, alone, shall directly hold the means of control in Bezeq, as set forth in Subsection 4.1. In this respect, registration of the means of control in Bezeq in the name of a trust company wholly owned by Bank Hapoalim Ltd., which is granted a permit to hold by means of a lien, pursuant to the Communications Law, and the granting of power of attorney by it to B. Communications 2, as set forth in the Lien Permit, shall be deemed to be direct shareholdings by B. Communications 2. Nothing in the provisions of this Subsection derogates from the right of any of the Permit Holders to hold additional means of control in Bezeq by means other than B. Communications 2, all subject to the provisions of the Communications Law and the Communications Order.

4.3.
The Controlling Shareholders shall not transfer means of the control in a company at a rate which requires the Ministers' approval under the Communications Order, without the Ministers' prior written approval. In this respect, "transfer" means all at once or in portions, alone or together with the Other Companies comprising the Permit Holder or with a holder of the Control Permit for Individuals.

4.4.
Notwithstanding the provisions of Section 4.3, and without derogating from the provisions of Section 3, the companies comprising the Permit Holder may transfer means of control in Bezeq among themselves or between themselves and the holder of the Control Permit for Individuals, subject to the following conditions:

(a)
No change occurs in the compliance of the Controlling Shareholders and the holder of the Control Permit for Individuals with the provisions of the Communications Law and the Communications Order, including with respect to the "Israeliness" requirement;

(b)
No control or means of control in Bezeq is transferred at a rate requiring the Ministers' approval under the Communications Order to parties not comprising part of the Permit Holder or who do not comprise part of the holder of the Control Permit for Individuals;

(c)	The Permit Holder and holder of the Control Permit for Individuals shall report to the Ministers at least 14 days prior to such transfer of means of control.

4.5.
This Permit is based on the Controlling Shareholders' undertaking to purchase the means of control in Bezeq exclusively for the companies comprising part of the Permit Holder and the holder of the Control Permit for Individuals, and not for any other party, and that they, alone, shall exercise the means of control in Bezeq. It is further based on the Controlling Shareholders' warranty that they are not aware of any legal preclusion which may affect their ability to exercise the aforementioned means of control, including receivership, bankruptcy or liquidation proceedings.

4.6.
Within 75 days of the granting of the Permit, the Articles of Association of Parties 3 and 4 comprising part of the Permit Holder (the "Articles" and the "Companies", respectively) shall be amended as follows:

(a)
A provision shall be added to the Articles pursuant to which the method of appointing the directors provided in the aforementioned Articles shall not be modified without the prior written approval of the Minister of Communications. The language of the aforementioned provision shall be submitted to the Ministry of Communications prior to the vote in the General Meeting;

(b)
A provision shall be added to the Articles pursuant to which the Companies shall report to the Ministers regarding a holder of the means of control therein with exceptional shareholdings, immediately upon becoming aware of such exceptional shareholdings;

(c)
A provision shall be added to the Articles pursuant to which the Companies shall report to the Ministers in the event a shareholder in each of the Companies becomes an interested party, and regarding any change in an interested party's shareholdings in the Companies within 48 hours of the date the Companies become aware of such change.

4.7.
The failure to amend the Articles, as aforementioned above, within 75 days of the granting of the Permit or modification of the provisions to be amended in the Articles, as aforementioned, shall constitute grounds for canceling the Permit.

5.	Encumbrance of the Means of Control

5.1.
The Controlling Shareholders may encumber the means of control which are the subject of the Permit in accordance with the provisions of this Permit, the Control Permit for Individuals and the Lien Permit, and subject to the provisions of the Communications Order.

5.2.
This Permit is granted on the basis of the Lending Parties' undertaking to comply with the provisions of the Communications Law, Communications Order and the Lien Permit granted to them, with respect to any matter pertaining to their rights under the Credit Agreements and the realization of the Lien, and in particular: that the Lending Parties may not exercise rights pursuant to the means of control except as set forth in the Permit granted to them; and that the rights granted to the Lending Parties in the Credit Agreement shall not be deemed to be a transfer of ownership of the means of control but solely as an encumbrance of collateral.

5.3.
This Permit is granted with respect to the encumbrance of the means of control exclusively to the Lending Parties as defined in Section 1, and any change in the composition of the Lending Parties or a modification of the Credit Agreement, as set forth in the Lien Permit, shall require the prior written consent of the Ministers.

5.4.
In the event a receiver is appointed on any grounds whatsoever with respect to shareholdings in B. Communications or with respect to B. Communication's shareholdings in Bezeq, the foregoing shall constitute grounds for canceling this Permit.

5.5.
A violation of the Lien Permit by the Financing Parties, as defined herein, shall constitute grounds for canceling the Lien Permit and shall constitute grounds for appointing a receiver and trustee, in accordance with the provisions of the Lien Permit. From the time of his appointment, the trustee shall hold and exercise the means of control in Bezeq, and shall also exercise the rights pursuant thereto, during the receivership process and until the sale of shares of Bezeq, and the provisions of the Communications Law and the Communications Order which apply to a Controlling Shareholder of Bezeq shall apply to the trustee in this respect. In such instance, the Lending Parties shall not provide the trustee instructions regarding the exercise of the means of control in Bezeq and in connection with the management of Bezeq, whether directly or indirectly. Until such time as the trustee is appointed, as aforementioned, the Controlling Shareholders shall continue to hold and exercise the means of control in Bezeq and B. Communications 2, and they shall also exercise the rights pursuant thereto.

5.6.
The Ministry of Communications shall be added as a party to any legal proceeding which takes place as part of such proceedings, including in a motion for the appointment of the receiver and trustee and in motions pertaining to the trustee's activity. In such framework, the Minister of Communications may submit any motion and request any relief it so determines.

6.	Security and "Israeliness" Requirements

6.1.	The shareholdings of the Israeli Party, as defined in the Communications Order, in B. Communications 2, shall, at all times, be as set forth in Subsection (a) or Subsection (b):

(a)	At least 19% of each of the means of control in B. Communications 2 at all times;

(b)	The following two:

(1)	At least 19%, at all times, of the rights to vote in the General Meeting and the rights to appoint directors in B. Communications 2; and

(2)
The right, at all times, to appoint at least five of the directors in Bezeq and Bezeq's subsidiaries and not less than one director in each such company, to be appointed by the Israeli Party, provided that the percentage of its direct or indirect shareholdings in Bezeq, shall not be less than 3% of any of the means of control in Bezeq, at all times. With respect to this Subsection, indirect shareholdings shall be calculated as the product of the Israeli Party's holdings in each of the means of control in B. Communications 2, based on the lower rate thereof, multiplied by the percentage of the Controlling Shareholder's holdings in each of the means of control in Bezeq.

6.2.	The following conditions shall exist with respect to the Permit Holder at all times:

(a)
The Permit Holder shall not be controlled by any country or a government company or a company controlled by a government company. The Permit shall expire if the provisions of this Subsection cease to exist with respect to the Permit Holder, and the Ministers' approval pursuant to Subsection (b) is not granted.

(b)
The Ministers may authorize a government company to hold the Permit Holder, provided that the government company's aggregate direct or indirect shareholdings in Bezeq shall not exceed 5% of any type of means of control, and it does not control the Permit Holder. In this respect, "Control" shall be as defined in the Securities Law.

6.3.
For the avoidance of doubt, in the event the Communications Order determines provisions with respect to the matters set forth in Subsections 6.1 and 6.2 above, the provisions of the Communications Order, as worded at the time, shall prevail.

6.4.
Without derogating from the provisions of applicable law, if it becomes evident to the Ministers that a change has occurred in comparison with the factual situation that was presented to the Ministers upon considering the Request, which, in their opinion could harm state security, including the ability to protect its security-related affairs, essential public needs or the provision of the essential service, the Ministers, upon consulting with the Minister of Defense, may cancel the Permit.

7.	Violation of the Terms of the Permit and the Cancellation Thereof

7.1.
In the event the Ministers discover that the information they were provided is incorrect, there has been a material change in the details provided by the Controlling Shareholders which justify the following or that the Controlling Shareholders failed to submit a report, as set forth in Section 3, and the Ministers see that a material concern exists that the provision of the essential service or the grounds for determining that it is an essential service, as set forth in Section 4d(a)(1) of the Law may be adversely affected, the Ministers may act in accordance with Section 10 of the Communications Order, including regarding the provision of instructions and cancellation of the Permit.

7.2.	The provisions of the Communications Order shall apply with respect to the cancellation or expiration of the Permit.

7.3.	The cancellation of the Permit shall also be deemed to be the cancellation of the Control Permit for Individuals.

7.4.
As of the date of cancellation of the Permit, as provided in the Ministers' notice to the Permit Holder and Bezeq, all the shareholdings purchased under the Permit shall be rendered exceptional shareholdings, as defined in the Communications Order.

8.	Conditional Permit for Holding

Authorization to hold means of control is hereby granted, as required in the Communications Order, to an interested party in 012 Smile and Internet Gold which does not comprise part of the Permit Holder or the holder of the Control Permit for Individuals to, subject to the following conditions:

(a)	The percentage of the aforementioned interested party's shareholdings does not exceed 15% of any type of means of control in 012 Smile and Internet Gold;

(b)	012 Smile and Internet Gold reported the shareholdings of such interested party, as required in Section 3 above;

(c)
The percentage of shareholdings of the holder of the Control Permit for Individuals in Internet Gold, Internet Gold's shareholdings in 012 Smile and Eurocom Communications' shareholdings in Internet Gold exceed 50% of the means of control in each of the companies at all times;

(d)
The Articles of 012 Smile and Internet Gold provide that the appointment, dismissal or termination of office of directors shall be performed by the General Meeting, by a resolution passed by an ordinary majority of those participating;

(e)
The reporting rules applying to 012 Smile and Internet Gold do not establish any obligation to report to the stock exchange or securities authority on which 012 Smile and Internet Gold's shares are traded at the time regarding the fact that a shareholder has become an interested party in these companies, or the aforementioned reporting rules enable holders of the means of control to refrain from reporting to the stock exchange or securities authority therein that the shareholders have become interested parties.

9.	Validity

This Permit shall become effective as of the date of publication of the Communications Order (Telecommunication and Broadcasts) (Determination of Essential Service Provided by Bezeq The Israeli Telecommunications Corporation Ltd.) (Amendment), 5770-2010.

April 13, 2010	_______(-)_________	_______(-)________
29 Nissan 5770	Benjamin Netanyahu Prime Minister	Moshe Kachlon Minister of Communications